Exhibit 99

News Release

VISHAY ANNOUNCES INTENTION TO SETTLE IN CASH THE PRINCIPAL
AMOUNT OF ANY FUTURE REPURCHASES OR CONVERSIONS OF ITS 3-5/8%
CONVERTIBLE NOTES DUE 2023

MALVERN, PENNSYLVANIA –  July 2, 2007 – Vishay Intertechnology, Inc. (NYSE: VSH) announced today that its Board of Directors has adopted a resolution pursuant to which the Company intends to waive its rights to settle the principal amount of its 3-5/8% Convertible Subordinated Notes, upon any conversion or repurchase of the notes, in shares of Vishay common stock.

Holders of the notes may convert the notes into Vishay common stock prior to the close of business on August 1, 2023, subject to various conditions set forth in the indenture governing the notes.  Holders of the notes also have the right to require Vishay to repurchase all or some of their notes at a purchase price equal to 100% of their principal, plus accrued and unpaid interest, on August 1, 2008, August 1, 2010, August 1, 2013, and August 1, 2018.

Pursuant to the indenture governing the notes, Vishay has the right to pay the conversion value or purchase price for the notes in cash, Vishay common stock, or a combination of both.

In accordance with the resolution of its Board, in the future—

if notes are tendered for repurchase, Vishay will pay the repurchase price in cash, and if notes are submitted for conversion, Vishay will value the shares issuable upon conversion and will pay in cash an amount equal to the principal amount of the converted notes and will issue shares in respect of the conversion value in excess of the principal amount.

Vishay’s liquidity has changed since entering into the indenture governing the notes in 2003.  Vishay has generated at least $200 million in cash flows from operations each year since 2003.  It also has adequate borrowing capacity under its revolving credit facility, if necessary, to make all principal payments on the notes in cash.

Vishay will now consider the notes to be “instrument C securities” as defined by Emerging Issues Task Force Consensus Opinion No. 90-19, Convertible Bonds with Issuer Option to Settle for Cash upon Conversion.  Accordingly, the notes will be included in the diluted earnings per share computation using the “treasury stock method” (similar to options and warrants) rather than the “if converted method” otherwise required for convertible debt. Under the “treasury stock method,” Vishay will calculate the number of shares issuable under the terms of the notes based on the average market price of Vishay common stock during the period, and include that number in the total diluted shares figure for the period. If the average market price is less than $21.28, no shares will be included in the diluted earnings per share computation.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide “one-stop shop” service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

CONTACT: Richard N. Grubb, Executive Vice President and Chief Financial Officer, or Peter G. Henrici, Senior Vice President Corporate Communications, both of Vishay Intertechnology, Inc., +1-610-644-1300

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